                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8--K

                                 CURRENT REPORT

      Filed Pursuant to Section 13 or 15(d) of the Securities Act of 1934


       Date of Report (Date of earliest event reported)  August 31, 1995



                             TRISTAR CORPORATION
--------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


    Delaware                         0-13099                     13-3129318
--------------------------------------------------------------------------------
(State or other                    (Commission                  (IRS Employer
jurisdiction of                    File Number)              Identification No.)
 incorporation)


12500 San Pedro Avenue, Suite 500, San Antonio, Texas                   78216
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code    (210) 402-2200
                                                    ----------------------------



                               Not Applicable
--------------------------------------------------------------------------------
        (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.

         On August 31, 1995, Eurostar Perfumes, Inc., a Texas corporation ("Eurostar"), was merged (the "Merger") with and into TRISTAR CORPORATION, a Delaware corporation ("Tristar"), with Tristar as the surviving corporation. The Merger was consummated pursuant to an Agreement and Plan of Merger (the "Agreement") dated as of July 1, 1995, by and among Tristar, Eurostar and Transvit Manufacturing Corporation, a British Virgin Islands corporation ("Transvit") owned by the Core Sheth Families. As provided in the Agreement, all the issued and outstanding shares of Eurostar Common Stock, $.001 par value ("Eurostar Common Stock"), were converted into the right to receive an aggregate of 9,977,810 shares of Tristar Common Stock, $.01 par value ("Tristar Common Stock"). The number of shares of Tristar Common Stock received by the Core Sheth Families in exchange for the Eurostar Common Stock was based on a valuation of Eurostar and Tristar at approximately 60% and 40%, respectively, of the value of the combined entities. In addition, the exercise price of certain warrants held by an affiliate of the Core Sheth Families may be reduced in connection with the Merger.

         The Core Sheth Families is a group which, prior to the Merger, owned 60.5% of the outstanding shares of Tristar Common Stock (71% assuming the exercise of all outstanding warrants) and all of the outstanding shares of Eurostar Common Stock. The Core Sheth Families consist of Shashikant S. Sheth, a director of Tristar, Jamnadas Sheth, Kirit Sheth and Mahendra Sheth. Viren
S. Sheth, a director of Tristar and its President and Chief Executive Officer, is Shashikant S. Sheth's brother. Although Viren S. Sheth is not a member of the Core Sheth Families, he is related by blood to certain members of the Core Sheth Families. Viren S. Sheth also served as President, Chief Executive Officer and a director of Eurostar. Following the Merger approximately 16.6 million shares of Tristar Common Stock are outstanding, of which approximately 14 million shares, representing approximately 84% of the total, are held by the Core Sheth Families. The Core Sheth Families also hold warrants to acquire an additional 2,400,000 shares of Tristar Common Stock, which, if exercised, would increase their beneficial ownership to approximately 86% of the outstanding shares of Tristar Common Stock.

         Tristar engages in numerous transactions with entities owned by the Core Sheth Families. Prior to the Merger, Tristar was purchasing virtually all of its fragrance products from Eurostar. From 1989 until September 1992, Tristar purchased virtually all of its fragrance products from another single supplier, S&J Perfume Company, Ltd. ("S&J Perfume"), which, since January 1991, has also been controlled by the Core Sheth Families. During fiscal 1994 and for the six months ended February 28, 1995, fragrance products supplied by Eurostar represented approximately 79% and 78%, respectively, of Tristar's net sales, and cosmetics supplied by Emicos International, Ltd. ("Emicos"), another affiliate of the Core Sheth Families, accounted for approximately 12% and 12%, respectively, of Tristar's net sales. For fiscal 1994 and for the six months ended February 28, 1995, purchases from Eurostar amounted to $27,282,000 and $13,200,000, respectively, and purchases from Emicos amounted to $4,254,000 and $1,238,000, respectively. At August 31, 1994 and at February 28, 1995, Tristar owed outstanding payables to Eurostar in the amounts of $1,162,000 and $1,167,000, respectively, and owed outstanding payables to Emicos in the amounts of $726,000 and

$792,000, respectively. During fiscal 1994 and for the six months ended March 31, 1995, approximately 85% and 66%, respectively, of Eurostar's sales were to Tristar.

         In October 1992, Tristar entered into a three-year distribution agreement with Eurostar and S&J Perfume, also an entity owned and controlled by the Core Sheth Families, for the purchase of fragrance products. Under the terms of the agreement, during fiscal 1994, Eurostar supplied virtually all of Tristar's requirements for fragrance products for exclusive distribution by Tristar in the United States, Mexico, Canada and Puerto Rico. This agreement was amended in August 1993 to assure Tristar of a supply of fragrance products from Eurostar through August 1999. No purchases have been made by Tristar from S&J Perfume or its successor company, Starion International Limited, a United Kingdom corporation, since fiscal 1993. This distribution agreement was terminated in connection with the Merger.

         During fiscal 1994, Tristar sold cosmetic pencils to Emicos in the amount of $343,000. At August 31, 1994, Tristar had a receivable outstanding from Emicos of $126,000.

         Eurostar purchases various products from Tristar for resale to Eurostar's customers in Central and South America. These purchases were $114,000 in fiscal 1994. At August 31, 1994, Tristar had a receivable outstanding from Eurostar of $248,000.

         In October 1993, Tristar became a party to a one-year design and consulting agreement with Eurostar pursuant to which Eurostar and other entities of the Core Sheth Families provide marketing concepts and design services to Tristar for the production of marketing and advertising material. The agreement, renewable each calendar year, provides for a fixed annual fee to be renegotiated at the end of each calendar year. The agreement was renewed for calendar 1995, but was terminated as a result of the Merger. The fee for calendar 1995 was $150,000.

         Tristar was a party to a Computer Services and Support Agreement with Eurostar pursuant to which Tristar paid Eurostar approximately $132,000 per year for access to hardware and software which was used to maintain Tristar's inventory and accounting systems. This agreement was terminated as a result of the Merger.

         In May 1995, Tristar sold its cosmetic pencil manufacturing business, including all related equipment and inventory, to Eurostar in consideration for the cost of inventories payable upon utilization of such inventories and a seven-year note for approximately $600,000. In connection with the sale, Eurostar agreed to supply all of Tristar's requirements for cosmetic pencils at contractual prices such that, under fiscal 1994 volume levels and selling prices, Tristar would achieve in future periods the same contribution from cosmetic pencil sales as was achieved in fiscal 1994. Tristar intends to sell or lease its manufacturing plant facilities in South Carolina.

         The Core Sheth Families have also loaned Tristar funds in connection with the settlement of certain stockholder litigation. On December 17, 1993, Tristar announced court approval of a settlement agreement, on behalf of Tristar and certain other parties, of the previously disclosed stockholder class action litigation for a cash payment of $9.5 million. To finance the settlement agreement, the Core Sheth Families loaned Tristar $9 million and purchased and extended common stock warrants for a price of $500,000. The last portion of the settlement amount was paid by Tristar on December 16, 1994.

         The loans from the Core Sheth Families mature in ten years, with interest payable annually and principal payable 20% at the end of year eight, 20% at the end of year nine and the remaining 60% at the end of year ten, with the exception of $1 million which was paid in December 1994 with a court approved distribution of the proceeds of an executive liability and indemnification policy owned by Tristar. These loans bear interest at the long-term federal rate and are subordinated to indebtedness of Tristar owed to its senior lenders.

         The common stock warrants were purchased by the Core Sheth Families on December 14, 1994, pursuant to an agreement entered into in connection with the settlement agreement. The warrants grant the Core Sheth Families the right to purchase up to 2,000,000 shares of Tristar's Common Stock within ten years of the date of issuance. The initial per-share price of the common stock under the warrants is $5.34 and it increases by 10% per year beginning December 15, 2001. As discussed below, the exercise price of such warrants may be reduced in connection with the Merger.

         In connection with the Merger, Tristar has agreed with the Core Sheth Families that the exercise price of the outstanding 10-year warrants held by the Core Sheth Families to purchase an aggregate of 2,000,000 shares of Tristar Common Stock will be repriced at an amount, if lower than the current exercise price, equal to the lowest average Closing Sales Price of the Tristar Common Stock for any twenty (20) consecutive trading days during the period beginning September 1, 1995 and ending on August 31, 1996. The current exercise price of such warrants is $5.34 per share and such price is scheduled to increase 10% per year beginning December 15, 2001.

         The operations acquired from Eurostar included a plant, equipment and other physical property used to manufacture designer alternative fragrances, cosmetics and bath and body products. Tristar intends to continue to use such plant, equipment and other physical property in the same manner as used prior to the Merger.

Item 7.  Financial Statements and Exhibits.

         (a) Financial Statements.

                          Independent Auditors' Report



The Board of Directors and Stockholder
Eurostar Perfumes, Inc.:

We have audited the accompanying consolidated balance sheets of Eurostar Perfumes, Inc. and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of income and retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 3 to the consolidated financial statements, approximately 85% and 99% of the Company's 1994 and 1993 sales, respectively, are to Tristar Corporation, a related party.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eurostar Perfumes, Inc. and subsidiaries as of September 30, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in note 1(c) to the consolidated financial statements, the Company changed its method of accounting for inventories in 1994.


                                                  KPMG Peat Marwick LLP




San Antonio, Texas
November 18, 1994

                     Independent Accountants' Review Report


The Board of Directors and Stockholder
Eurostar Perfumes, Inc.:

We have reviewed the accompanying consolidated balance sheet of Eurostar Perfumes, Inc. and subsidiaries as of March 31, 1995, and the related consolidated statements of income and retained earnings and cash flows for the six-month periods ended March 31, 1995 and 1994, and for the period from March 5, 1992 (inception) through September 30, 1992. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.


                                                   KPMG PEAT MARWICK LLP


San Antonio, Texas
July 14, 1995

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                          March 31,          September 30,       September 30,
                                                            1995                 1994                1993
                                                         -----------         -------------       -------------
                                                        (unaudited)
Current assets:
 Cash                                                    $   740,058         $ 1,430,924         $   420,523
 U.S. treasury note, resticted (note 2)                           -                   -              100,156
 Trade accounts receivable:
     Affiliate (note 3)                                    1,893,490           1,881,614           5,856,190
     Non-affiliate                                         1,675,858             868,560              31,450
 Inventories (notes 3 and 4)                               4,987,599           6,644,423           5,275,121
 Deferred income taxes (note 7)                              294,000             203,092              88,322
 Other current assets                                        152,805             167,186             113,858
                                                         -----------         -----------         -----------
     Total current assets                                  9,743,810          11,195,799          11,885,620

Deferred income taxes (note 7)                                    -                   -               75,255
Net property, plant and equipment (note 5)                 8,001,663           8,440,174           7,952,906
                                                         -----------         -----------         -----------
                                                         $17,745,473         $19,635,973         $19,913,781
                                                         ===========         ===========         ===========
Current liabilities:
 Current installments of note payable
     to parent company (note 6)                          $ 1,500,000         $ 2,050,000         $ 2,500,000
 Trade accounts payable:
     Non-affiliate accounts                                1,044,227           2,288,209           2,970,136
     Affiliate accounts (note 3)                             147,408           1,137,156           1,771,144
 Customer advances                                           192,765              83,169             122,589
 Income taxes payable                                        602,737           2,027,666           2,247,244
 Accrued expenses (note 6)                                   888,442             853,069             259,271
                                                         -----------         -----------         -----------
     Total current liabilities                             4,375,579           8,439,269           9,870,384

Note payable to parent company, excluding
 current installments (note 6)                             5,015,701           4,165,701           6,468,684
Deferred income taxes (note 7)                               409,000             159,092                  -
Other liabilities                                            223,057             269,118             134,545
                                                         -----------         -----------         -----------
     Total liabilities                                    10,023,337          13,033,180          16,473,613
                                                         -----------         -----------         -----------

Stockholder's equity:
 Common stock, $.001 par value.
     Authorized, issued and outstanding
      1,000,000 shares                                         1,000               1,000               1,000
 Additional paid-in capital                                   99,000              99,000              99,000
 Retained earnings                                         7,622,136           6,502,793           3,340,168
                                                         -----------         -----------         -----------
     Total stockholder's equity                            7,722,136           6,602,793           3,440,168

Commitments and contingencies (notes 3 and 8)
                                                         -----------         -----------         -----------
                                                         $17,745,473         $19,635,973         $19,913,781
                                                         ===========         ===========         ===========

See accompanying notes to consolidated financial statements.

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

            Consolidated Statements of Income and Retained Earnings


                                             Six months ended March 31,         Years ended September 30,          Period from
                                            ----------------------------     -----------------------------   March 5, 1992 through
                                             3/31/95           3/31/94          1994              1993         September 30, 1992
                                            -----------      -----------     -----------       -----------   ---------------------
                                           (unaudited)       (unaudited)                                           (unaudited)
 Net sales (notes 3 and 9)                  $17,410,449      $16,371,092     $31,481,083       $28,144,851           $ 216,038

 Cost of goods sold (note 3)                 12,139,545        9,397,860      19,932,841        17,687,588             198,755
                                            -----------      -----------     -----------       -----------           ---------

     Gross profit                             5,270,904        6,973,232      11,548,242        10,457,263              17,283


 Selling, general and administrative
   expenses (note 3)                          3,369,615        2,749,953       5,944,374         3,935,640             743,069
                                            -----------      -----------     -----------       -----------           ---------

     Operating income (loss)                  1,901,289        4,223,279       5,603,868         6,521,623            (725,786)


 Other income (expense):
   Interest expense                            (144,933)        (161,199)       (337,712)         (341,630)            (38,173)
   Other income                                  33,257            1,846          41,046             7,801                   -
                                            -----------      -----------     -----------       -----------           ---------

    Income (loss) before income taxes         1,789,613        4,063,926       5,307,202         6,187,794            (763,959)

 Income tax expense (benefit) (note 7)          670,270        1,631,227       2,144,577         2,349,011            (265,344)
                                            -----------      -----------     -----------       -----------           ---------

     Net income (loss)                        1,119,343        2,432,699       3,162,625         3,838,783            (498,615)

 Retained earnings (deficit) at
   beginning of period                        6,502,793        3,340,168       3,340,168          (498,615)                  -
                                            -----------      -----------     -----------       -----------           ---------

 Retained earnings (deficit) at
   end of period                            $ 7,622,136      $ 5,772,867     $ 6,502,793       $ 3,340,168            (498,615)
                                            ===========     ============     ===========       ===========           =========

 Net Income (loss) per common share         $      1.11     $       2.43     $      3.16       $      3.83               (.49)
                                            ===========     ============     ===========       ===========           =========

 Number of common shares outstanding          1,000,000        1,000,000       1,000,000         1,000,000           1,000,000
                                            ===========     ============     ===========       ===========           =========

See accompanying notes to consolidated financial statements.

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows


                                                                                                                    Period from
                                                                                                                   March 5, 1992
                                                       Six months ended March 31,   Years ended September 30,         through
                                                          1995           1994           1994          1993       September 30, 1992
                                                       (unaudited)    (unaudited)                                   (unaudited)
                                                       -----------    -----------    ----------    ----------     -----------------
Cash flows from operating activities:
 Net income (loss)                                     $ 1,119,343    $ 2,432,699   $ 3,162,625   $ 3,838,783         $  (498,615)
 Adjustments to reconcilie net income (loss) to net
   cash provided by (used in) operating activities:
  Allowance for obsolescence and other adjustments         242,388         56,254       239,774       110,000                   -
  Deferred income tax expense                              159,000         70,577       119,577       101,767            (265,344)
  Depreciation                                             531,635        447,899       968,607       685,258                   -
 Changes in operating assets and liabilities:
  Trade accounts receivable                               (819,174)     3,277,607     3,137,466    (5,671,110)           (216,530)
  Inventories                                            1,414,436       (241,698)   (1,609,076)   (3,870,813)         (1,514,308)
  Other current assets                                      14,381        (10,642)      (53,328)      (47,402)            (66,456)
  Trade accounts payable                                (2,233,730)    (2,576,959)   (1,315,915)    2,097,425           2,643,855
  Customer advances                                        109,596       (122,589)      (39,420)      122,589                   -
  Income taxes payable                                  (1,424,929)      (194,036)     (219,578)    2,247,244                   -
  Accrued expenses                                          35,373        387,560       593,798       243,566              15,705
  Other liabilities                                        (46,061)       166,781       134,573             -                   -
                                                       -----------    -----------   -----------   -----------         ------------

         Net cash provided by (used in) operating
            activities                                    (897,742)     3,693,453     5,119,103      (142,693)             98,307
                                                       -----------    -----------   -----------   -----------         ------------

Cash flows from investing activities:
 Acquisition of property, plant and equipment              (93,124)      (953,937)   (1,455,875)   (3,211,640)         (5,291,979)
 Acquisition of U.S. Treasury note                               -              -                           -            (100,156)
 Proceeds from sale of U.S. Treasury note                        -              -       100,156             -                   -
                                                       -----------    -----------   -----------   -----------         ------------
         Net cash used in investing activities             (93,124)      (953,937)   (1,355,719)   (3,211,640)         (5,392,135)
                                                       -----------    -----------   -----------   -----------         ------------

Cash flows from financing activities:
 Proceeds from note payable to bank                              -              -             -     2,000,000           4,500,000
 Repayment of note payable to bank                               -              -             -    (6,500,000)                  -
 Proceeds from issuance of common stock                          -              -             -             -             100,000
 Proceeds from note payable to parent company            2,000,000        171,984             -     7,658,691           1,309,993
 Payments of note payable to parent company             (1,700,000)    (2,500,000)   (2,752,983)            -                   -
                                                       -----------    -----------   -----------   -----------         ------------

         Net cash provided by (used in) financing
            activities                                     300,000     (2,328,016)   (2,752,983)    3,158,691           5,909,993
                                                       -----------    -----------   -----------   -----------         ------------

         Net increase (decrease) in cash                  (690,866)       411,500     1,010,401      (195,642)            616,165

Cash at beginning of year                                1,430,924        420,523       420,523       616,165                   -
                                                       -----------    -----------   -----------   -----------         ------------
Cash at end of year                                    $   740,058    $   832,023   $ 1,430,924   $   420,523         $   616,165
                                                       ===========    ===========   ===========   ===========         ============

Supplemental disclosure of cash flow  information:
 Income taxes paid                                     $ 1,905,650    $ 1,465,000   $ 2,295,775   $         -         $         -
                                                       ===========    ===========   ===========   ===========         ============
 Interest paid                                         $    15,580    $    37,870   $   304,915   $   237,493         $         -
                                                       ===========    ===========   ===========   ===========         ============

See accompanying notes to consolidated financial statements.

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

 (Data with respect to March 31, 1995 and for the six month periods ended March
    31, 1995 and 1994, and for the period from March 5, 1992 (inception) to
                        September 30, 1992 is unaudited)

(1)      Summary of Significant Accounting Policies

      (a)    Description of Business

             Eurostar Perfumes, Inc. (the "Company"), is a wholly-owned subsidiary of Transvit Manufacturing Corporation ("Transvit"), a foreign company owned by the Core Sheth Families. The Company was incorporated on March 5, 1992. The primary business of the Company is to manufacture perfumes at its plant located in Pleasanton, Texas. The Company purchases significant amounts of inventory from various European companies, and the Company is not dependent on a single supplier or only a few suppliers. As discussed in note 3, the Company has significant transactions with related parties.

      (b)    Principles of Consolidation

             The consolidated financial statements include the financial statements of Eurostar Perfumes, Inc. and its wholly-owned subsidiaries, American Star Corporation, which in 1993 marketed the Company's products to customers located primarily in South America, and Southern Star Sales, Inc. (Southern Star), a foreign sales corporation which markets the Company's products internationally. American Star Corporation became dormant in fiscal year 1994 as its sales activity was transferred to Southern Star. All significant intercompany balances and transactions have been eliminated in consolidation.

      (c)    Interim Financial Statements (Unaudited)

             The consolidated financial statements as of March 31, 1995 and for the six month periods ended March 31, 1995 and 1994 and for the period from March 5, 1992 (inception) through September 30, 1992 are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended March 31, 1995 are not necessarily indicative of the results that may be expected for the year ending September 30, 1995.

             The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to the Securities and Exchange Commission's Proxy Rules (Regulation 14A).

      (d)    Inventories

             Inventories are valued at the lower of cost or market.

             In 1994, the Company adopted the last in, first-out (LIFO) method of costing inventory. Previously, the first-in, first-out (FIFO) method of costing inventory was used. Management believes that the LIFO method has the effect of minimizing the impact of price level changes on inventory valuations and generally matches current costs against current revenues in the consolidated statement of income. The effect of the change was to reduce net income by approximately $185,000, net of income taxes, from that which would otherwise have been reported. There is no cumulative effect on prior years since the ending inventory as previously reported is the beginning inventory for LIFO purposes. Accordingly, proforma results of operations for the prior year had LIFO been followed is not determinable.

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1)      Summary of Significant Accounting Policies (continued)

      (e)    Other Current Assets

             Other current assets consist principally of deposits for Texas worker's compensation insurance.

      (f)    Property, Plant and Equipment

             Property, plant and equipment are stated at cost. Depreciation is calculated on the straight-line method over the following estimated useful lives:

                 Buildings and improvements                        40 years
                 Computer equipment and software                    5 years
                 Machinery and equipment                        5 - 7 years
                 Office equipment, fixtures and vehicle         3 - 7 years


             Maintenance and repairs are charged to operations

      (g)    Foreign Currency Transactions

             The Company purchases significant amounts of inventory from foreign suppliers. Such inventory is recorded using currency exchange rates in effect on the date of purchase. Gains and losses on the settlement of accounts payable for such purchases are recorded based upon the currency exchange rates in effect on the date of settlement. Gains and losses on accounts payable to be settled subsequent to September 30, 1994 and 1993 have been provided based upon the currency exchange rates in effect on September 30, 1994 and 1993. The net gain (loss) on transactions in foreign currencies for the years ended September 30, 1994 and 1993 was $(59,058) and $5,205.

      (h)    Revenue Recognition

             Revenue is recognized at the time of shipment for all products.

      (i)    Income Taxes

             Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (j) Net (Loss) Income Per Share

             Net (loss) income per share is computed based on the number of common shares outstanding during each period.





                                     -11-                          (Continued)

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(2)   U.S. Treasury Note

      U.S. treasury note represented a deposit held by the Bureau of Alcohol, Tobacco and Firearms for the permit maintained by the Company to store and dispense the alcohol used in production. The security consisted of a $100,000 face value U.S. treasury note bearing interest at 4.25% per annum. The deposit was returned and sold in 1994.

(3)   Related Party Transactions

      In May 1995, the Company purchased Tristar Corporation's ("Tristar") cosmetic pencil manufacturing business, including all related equipment and inventory, in consideration for a seven year $600,000 note payable and cash equal to the cost of inventories payable upon utilization of such inventories.

      Tristar, a major customer of the Company, is located in the United States and is principally engaged in the marketing and wholesale distribution of alternatives to designer fragrances in North America. Tristar is a publicly traded company in which the Core Sheth Families have a majority ownership interest. Additionally, Tristar and the Company have the same president and chief executive officer. Included in affiliate trade accounts receivable at September 30, 1994 and 1993 and March 31, 1995, is $1,437,466, $5,380,990 and $1,629,164, respectively, due from Tristar.
      For the years ended September 30, 1994 and 1993 and the six months ended March 31, 1995 and 1994, approximately 85%, 99%, 66%, and 94%, respectively,  of the Company's sales were to Tristar.

      Approximately 2% of the Company's sales for the year ended September 30, 1994 and the six months ended March 31, 1995 were to foreign based affiliates located principally in South America. Such sales were not significant for the year ended September 30, 1993 and the six months ended March 31, 1994.

      For the years ended September 30, 1994 and 1993 and the six months ended March 31, 1995 and 1994, the Company purchased approximately $5,788,000, $6,605,000, $3,241,000, and $3,290,000, respectively, of inventory and other items from affiliates.

      In accordance with a design/consultant fee contract with Tristar whereby the Company provides certain graphics and design consulting services, the Company charged Tristar $150,000, $112,500, $75,000, and $75,000, for the
      years ended September 30, 1994 and 1993 and the six months ended March 31, 1995 and 1994, respectively. The Company entered into a computer services and support agreement with Tristar whereby the Company provides access to hardware and software. The company charged Tristar $55,000 and $55,000 for the year ended September 30, 1994 and the six months ended March 31, 1995, respectively. These amounts have been offset against selling, general and administrative expenses in the accompanying consolidated statements of income and retained earnings.

      Included in trade accounts receivable at September 30, 1993 is $475,200 of net advances due from Eurostar Corporation ("Corp."), a wholly-owned subsidiary of Transvit, which employed certain executives of the Company and provided management services to the Company. Management fees paid to Corp. for the year ended September 30, 1993 totaled $978,896 and are included in selling, general and administrative expenses in the accompanying consolidated statements of income and retained earnings. Management fees were equal to the costs incurred by Corp., which include primarily payroll and related items. Effective October 1, 1993, the employees of Corp. were transferred to the Company.





                                     -12-                          (Continued)

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(3)   Related Party Transactions (continued)

      On October 23, 1992, the Company and a certain affiliate entered into a distribution agreement with Tristar under which the Company is obligated to supply Tristar with fragrance products. The distribution agreement extends two years beyond any notice of termination given by the Company. In August 1993, the Company agreed that it will not provide any notice of termination of its distribution agreement with Tristar for a period of four years. The effect of this agreement is to assure the continuation of the relationship between the Company and Tristar through at least 1999. As a major customer of the Company, Tristar's ability to meet its obligations will significantly impact the level of operations of the Company.

(4)   Inventories

      Inventories consist of the following:

                                                   March 31,         September 30,
                                                 -------------    ----------------------
                                                      1995          1994         1993
                                                 -------------    ---------    ---------
                                                   (unaudited)
      Raw Materials                              $   4,584,444    5,813,830    4,939,036
      Finished Goods                                 1,493,102    1,144,802       99,444
      Work-in-process                                  283,215      316,565      346,641
                                                 -------------    ---------    ---------
                                                     6,360,761    7,275,197    5,385,121
      Less: Allowance for obsolescence
                    and other adjustments              592,162      349,774      110,000
               Allowance for LIFO valuation            781,000      281,000            -
                                                 -------------    ---------    ---------

                                                 $   4,987,599    6,644,423    5,275,121
                                                 =============    =========    =========

(5)      Property, Plant and Equipment

      Property, plant and equipment consists of the following:

                                                   March 31,         September 30,
                                                 -------------    ----------------------
                                                      1995         1994          1993
                                                 -------------    ---------    ---------
                                                   (unaudited)
      Machinery and equipment                    $   4,721,822    4,728,847    4,059,594
      Building and improvements                      3,783,373    3,783,373    3,755,198
      Computer equipment and software                1,199,047    1,110,158      468,340
      Office equipment, fixtures and vehicle           450,382      438,990      322,362
      Land                                              32,670       32,670       32,670
                                                 -------------    ---------    ---------
                                                    10,187,294   10,094,038    8,638,164
      Less: Accumulated depreciation                 2,185,632    1,653,864      685,258
                                                 -------------    ---------    ---------

                                                 $   8,001,662    8,440,174    7,952,906
                                                 =============    =========    =========

 (6)  Notes Payable

      On August 1, 1993, the Company entered into a line of credit promissory note agreement (the "LOC") with its parent company, Transvit, whereby funds of up to $9,000,000 were made available to the Company. Proceeds from the LOC in 1993 were used to pay certain bank debt and the outstanding balance of a $2,000,000 line of credit demand promissory note with Transvit. Interest is payable annually and bears interest at 4.5% per annum. The total amount outstanding on the LOC at September 30, 1994 and 1993 is $6,215,701 and $8,968,684, respectively.


                                     -13-                          (Continued)

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(6)   Notes Payable- (continued)

      The current installments of the LOC as of September 30, 1994 and 1993, $2,050,000 and $2,500,000, respectively, are based on management's best estimate of amounts to be paid during the next fiscal year. As discussed below, the Company recently entered into a secured credit facility which under its terms resticts the repayment of the Transvit line of credit to payments no more than the greater of (i) $3,500,000 in the first fiscal year or $1,500,000 per fiscal year thereafter, or (ii) fifty percent (50%) of the Company's cash flow for fiscal years after the first year. Accrued interest payable to Transvit of $48,471 and $58,312 as of September 30 1994 and 1993, respectively, is included in accrued expenses in the accompanying consolidated balance sheets.

      On June 27, 1995, the Company entered into a $5,200,000 credit facility which consists of term loans totaling $3,700,000 and a revolving credit commitment of $1,500,000 bearing interest at the prime rate plus 1.75% (9% at June 27, 1995) per annum and additional fees. In early July 1995, a $3,500,000 term loan was drawn down. The term loan calls for equal monthly installments and matures in 2002. Borrowings under the revolving line of credit are limited to forty (40%) of eligible inventory as define therein. The revolving line of credit expires in June 1997 with options to renew annually thereafter. The credit facility is secured by substantially all of the Company's assets. The agreement contains a material adverse change provision, as well as certain restrictions and conditions among which are limitations on cash dividends, capital expenditures and repayments to Transvit under the Company's other line of credit.

(7)   Income Taxes

      Income tax expense consists of the following:

                                                Current            Deferred            Total
                                                -------            --------            -----
           Year Ended September 30,
             1994
           U.S. Federal                      $1,776,000             110,955        1,886,955
           State                                249,000               8,622          257,622
                                             ----------             -------        ---------
                                             $2,025,000             119,577        2,144,577
                                             ==========             =======        =========
           Year Ended September 30,
             1993
           U.S. Federal                      $1,987,642              94,430        2,082,072
           State                                259,602               7,337          266,939
                                             ----------             -------        ---------
                                             $2,247,244             101,767        2,349,011
                                             ==========             =======        =========

      Income tax expense for the years ended September 30, 1994 and 1993 differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent to income before income taxes as a result of the following:


                                                                   1994                1993
                                                                   ----                ----
            Computed expected tax expense                      $1,857,521         2,165,728
            Increase (decrease) in income taxes
              resulting from:
              State income taxes, net of federal income
                 tax benefit                                      161,850           171,337
              Penalty                                              60,000            68,374
              Foreign sales corporation commissions
                 not subject to income taxes                     (37,000)                 -
              Other, net                                          102,306          (563428)
                                                               ----------         ---------
                      Total income tax expense                 $2,144,577         2,349,011
                                                               ==========         =========





                                     -14-                          (Continued)

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(7)        Income Taxes - (continued)

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1993 and 1994 are presented below:

                                                                      1994                1993
                                                                      ----                ----
            Deferred tax assets:
              Inventories, principally due to allowance
                 for obsolescence                                    $143,759              40,304
              Start-up and organizational costs                       162,257             214,428
              Compensated absences, principally due
                 to accrual for financial reporting
                 purposes                                              41,573                   -
              Related party interest, principally due to
                 accrual for financial reporting purposes              17,760              48,018
              Other                                                       683                   -
                                                                      -------             -------
                      Total deferred tax assets                       366,032             302,750

              Deferred tax liabilities:
                      Plant and equipment, principally due to
                 differences in deprecation and
                 capitalized interest                                 322,032             139,173
                                                                      -------             -------
                             Net deferred tax asset                   $44,000             163,577
                                                                      =======             =======

      Based upon the level of historical taxable income and projections for future taxable income, including the reversal of existing taxable temporary differences, over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(8)   Operating Leases

      The Company has several noncancelable operating leases, primarily for equipment, office space, and office furniture that expire over the next three years. Rental expense for operating leases for the year ended September 30, 1994 and 1993 was $97,838 and $69,653, respectively.
      Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of September 30, 1994 are:

            Year ending September 30:
                      1995                       $   75,020
                      1996                           50,955
                      1997                            8,973
                                                 ----------
                                                 $  134,948
                                                 ==========

(9)        Export Sales and Related Receivables

      Export sales, primarily to South America, for the year ended September 30, 1994 and for the six months ended March 31, 1995 and 1994 were approximately $4,756,000, $6,000,000, and $500,000, respectively.
      Included in trade accounts receivable at September 30, 1994 and for the six months ended March 31, 1995 and 1994 is approximately $1,125,000, $2,000,000, and $330,000, respectively, due from foreign customers. Export sales for the year ended September 30, 1993 were not significant.

         (b) Pro Forma Financial Information.

         UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS



The following unaudited pro forma consolidated combined financial statements give effect to the merger of Tristar and Eurostar accounted for in a manner similar to that in a pooling of interests as the companies are considered entities under common control. The pro forma consolidated combined balance sheet as of May 31, 1995 is presented as though the Merger had occurred on May 31, 1995 using Tristar's consolidated balance sheet as of May 31, 1995 and Eurostar's consolidated balance sheet as of March 31, 1995. The pro forma consolidated combined statements of income for the fiscal years ended August 31, 1994, 1993 and 1992 and for the nine month periods ended May 31, 1995 and 1994 are presented as though the acquisition had occurred as of March 5, 1992 (Eurostar's date of inception) using Tristar's consolidated statements of income for the fiscal years ended August 31, 1994, 1993, and 1992 and the nine month periods ended May 31, 1995 and 1994, and Eurostar's consolidated statements of income for the fiscal years ended September 30, 1994 and 1993, the period from March 5, 1992 (date of inception) through September 30, 1992 and the nine month periods ended March 31, 1995 and 1994. The pro forma consolidated combined financial statements have been prepared for illustrative purposes only and do not purport to be indicative of the results that actually would have been obtained if the Merger had been effected on the dates indicated or of the results which may be obtained in the future.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                             COMBINED BALANCE SHEET

                                                            Historical
                                                    -------------------------
                                                                   Eurostar
                                                      Tristar      Perfumes,                         Pro Forma
                                                    Corporation      Inc.                            Combined
                                                      May 31,      March 31,      Pro Forma           May 31,
                    ASSETS                             1995          1995        Adjustments           1995
                                                    -----------   -----------    -----------        -----------
Current assets:
  Cash and cash equivalents                         $   249,000   $   740,000                       $   989,000
  Accounts receivable                                 4,952,000     1,676,000                         6,628,000
  Accounts receivable - related parties, net              -         1,893,000    $(1,629,000) (A)       264,000
  Current portion note receivable - related party        50,000         -            (50,000) (G)
  Accounts receivable - insurance reimbursement         815,000         -                               815,000
  Inventories                                         8,549,000     4,987,000     (2,063,000) (C)    11,473,000
  Prepaid expenses and other current assets             297,000       153,000                           450,000
  Refundable income taxes                                52,000         -                                52,000
  Deferred income taxes                                   -           294,000        701,000  (E)       995,000
                                                    -----------   -----------    -----------        -----------
           Total current assets                      14,964,000     9,743,000     (3,041,000)        21,666,000
                                                    -----------   -----------    -----------        -----------

Note receivable - related party                         550,000         -           (550,000) (G)
Assets held for sale                                    648,000         -                               648,000
Property, plant and equipment                           714,000     8,002,000        600,000  (G)     9,316,000
                                                    -----------   -----------    -----------        -----------

Other assets:
  Warrant valuation                                   1,532,000                     (698,000) (D)       834,000
  Other assets                                           56,000                                          56,000
  Deferred income taxes                                   -                        2,714,000  (E)     2,714,000
                                                    -----------   -----------    -----------        -----------
           Total other assets                         1,588,000         -          2,016,000          3,604,000
                                                    -----------   -----------    -----------        -----------
             Total assets                           $18,464,000   $17,745,000    $  (975,000)       $35,234,000
                                                    ===========   ===========    ===========        ===========


 See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial
                                  Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                       COMBINED BALANCE SHEET, Continued

                                                                 Historical
                                                          --------------------------
                                                                          Eurostar
                                                            Tristar       Perfumes,                          Pro Forma
                                                          Corporation       Inc.                             Combined
                                                            May 31,       March 31,      Pro Forma            May 31,
LIABILITIES AND SHAREHOLDERS' EQUITY                         1995           1995        Adjustments            1995
                                                          -----------    -----------    -----------         -----------
Current liabilities:
  Short-term borrowings                                   $ 3,964,000    $     -                            $ 3,964,000
  Accounts payable--trade                                     474,000      1,044,000                          1,518,000
  Accounts payable--related parties, net                    2,857,000        147,000    $(1,629,000) (A)      1,375,000
  Accrued expenses                                          1,592,000      1,081,000                          2,673,000
  Income taxes payable                                          -            603,000                            603,000
  Current portion of long-term obligations                     35,000      1,500,000                          1,535,000
                                                          -----------    -----------    -----------         -----------
           Total current liabilities                        8,922,000      4,375,000     (1,629,000)         11,668,000
                                                          -----------    -----------    -----------         -----------

Obligations under capital leases, less current portion         31,000          -                                 31,000
Subordinated long term debt, related parties                8,000,000          -                              8,000,000
Net payable to parent company                                   -          5,016,000                          5,016,000
Deferred income taxes                                           -            409,000       (409,000) (E)          -
Other liabilities                                               -            223,000                            223,000
                                                          -----------    -----------    -----------         -----------
           Total liabilities                               16,953,000     10,023,000     (2,038,000)         24,938,000
                                                          -----------    -----------    -----------         -----------

Commitments and contingencies

Shareholders' equity:
  Preferred stock                                               -              -                                  -
  Common stock                                                 67,000          1,000         99,000  (F)        167,000
  Additional paid-in-capital                               10,281,000         99,000        (99,000) (F)     10,281,000
  Retained earnings (accumulated deficit)                  (8,837,000)     7,622,000       (698,000) (D)
                                                                                         (2,063,000) (C)
                                                                                          3,824,000  (E)       (152,000)
                                                          -----------    -----------    -----------         -----------
           Total shareholders' equity                       1,511,000      7,722,000      1,063,000          10,296,000
                                                          -----------    -----------    -----------         -----------
             Total liabilities and shareholders' equity   $18,464,000    $17,745,000    $  (975,000)        $35,234,000
                                                          ===========    ===========    ===========         ===========

 See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial
                                  Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                          COMBINED STATEMENT OF INCOME

                                                            Historical
                                                  --------------------------------
                                                    Tristar           Eurostar                                      Pro Forma
                                                  Corporation       Perfumes, Inc.                                   Combined
                                                  Nine Months        Nine Months                                   Nine Months
                                                     Ended             Ended                                          Ended
                                                    May 31,           March 31,        Pro Forma                     May 31,
                                                     1995               1995          Adjustments                     1995
                                                  -----------       -------------     ------------                 -----------
Net sales                                         $24,091,000        $25,708,000      $(17,636,000) (B)            $32,163,000

                                                                                       (17,636,000) (B)
Cost of sales                                      19,821,000         17,670,000          (131,000) (C)             19,724,000
                                                  -----------        -----------      ------------                 -----------

Gross profit                                        4,270,000          8,038,000           131,000                  12,439,000

Selling, general and administrative expenses        6,576,000          5,323,000                                    11,899,000
                                                  -----------        -----------      ------------                 -----------


(Loss) income from operations                      (2,306,000)         2,715,000           131,000                     540,000

Other income (expense):
  Interest expense                                   (961,000)          (249,000)                                   (1,210,000)
  Interest and other (expense) income                (419,000)            36,000           123,000  (D)               (260,000)
  Insurance reimbursement                           2,065,000               -                                        2,065,000
                                                  -----------        -----------      ------------                 -----------

(Loss) income before (benefit) provision for
  income taxes                                     (1,621,000)         2,502,000           254,000                   1,135,000

(Benefit) provision for income taxes                   -                 969,000          (442,000) (E)                527,000
                                                  -----------        -----------      ------------                 -----------

Net (loss) income                                 $(1,621,000)       $ 1,533,000      $    696,000                 $   608,000
                                                  ===========        ===========      ============                 ===========


Net (loss) income per common share:
  Primary                                         $      (.24)       $      1.53                                   $       .04
                                                  ===========        ===========                                   ===========

  Fully diluted                                   $      (.24)       $      1.53                                   $       .04
                                                  ===========        ===========                                   ===========


Weighted average number of shares outstanding:
                                                                                        (1,000,000) (F)
                                                                                         9,977,810  (F)
  Primary                                           6,646,067          1,000,000           235,418  (F)             16,859,295
                                                  ===========        ===========      ============                 ===========
                                                                                        (1,000,000) (F)
                                                                                         9,977,810  (F)
  Fully diluted                                     6,646,067          1,000,000           244,643  (F)             16,868,520
                                                  ===========        ===========      ============                 ===========




See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                          COMBINED STATEMENT OF INCOME

                                                            Historical
                                                  --------------------------------
                                                    Tristar           Eurostar                                      Pro Forma
                                                  Corporation       Perfumes, Inc.                                   Combined
                                                  Nine Months        Nine Months                                   Nine Months
                                                     Ended             Ended                                          Ended
                                                    May 31,           March 31,        Pro Forma                     May 31,
                                                     1994               1994          Adjustments                     1994
                                                  -----------       -------------     ------------                 -----------
Net sales                                         $35,861,000        $24,605,000      $(22,867,000) (B)            $37,599,000

                                                                                       (22,867,000) (B)
Cost of sales                                      29,290,000         14,907,000          (155,000) (C)             21,175,000
                                                  -----------        -----------      ------------                 -----------

Gross profit                                        6,571,000          9,698,000           155,000                  16,424,000

Selling, general and administrative expenses        8,298,000          3,840,000                                    12,138,000
                                                  -----------        -----------      ------------                 -----------


(Loss) income from operations                      (1,727,000)         5,858,000           155,000                   4,286,000

Other income (expense):
  Interest expense                                   (859,000)          (248,000)                                   (1,107,000)
  Interest and other income                            12,000              4,000                                        16,000
                                                  -----------        -----------      ------------                 -----------

(Loss) income before (benefit) provision for
  income taxes                                     (2,574,000)         5,614,000           155,000                   3,195,000

(Benefit) provision for income taxes                    -              2,268,000          (659,000) (E)              1,609,000
                                                  -----------        -----------      ------------                 -----------

Net (loss) income                                  (2,574,000)       $ 3,346,000      $    814,000                 $ 1,586,000
                                                  ===========        ===========      ============                 ===========


Net (loss) income per common share:
  Primary                                         $      (.39)       $      3.34                                   $       .09
                                                  ===========        ===========                                   ===========

  Fully diluted                                   $      (.39)       $      3.34                                   $       .09
                                                  ===========        ===========                                   ===========


Weighted average number of shares outstanding:
                                                                                        (1,000,000) (F)
                                                                                         9,977,810  (F)
  Primary                                           6,629,837          1,000,000           259,780 (F)              16,867,427
                                                  ===========        ===========      ============                 ===========

                                                                                        (1,000,000) (F)
                                                                                         9,977,810  (F)
  Fully diluted                                     6,629,837          1,000,000           259,780 (F)              16,867,427
                                                  ===========        ===========      ============                 ===========


See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                          COMBINED STATEMENT OF INCOME



                                                                Historical
                                                     -------------------------------
                                                       Tristar           Eurostar                              Pro Forma
                                                     Corporation      Perfumes, Inc.                            Combined
                                                         Year              Year                                   Year
                                                        Ended             Ended                                  Ended
                                                      August 31,      September 30,          Pro Forma         August 31,
                                                         1994              1994             Adjustments           1994
                                                     -----------      --------------     ----------------      -----------
Net sales                                            $46,488,000       $31,481,000       $(27,282,000)(B)      $50,687,000
                                                                                          (27,282,000)(B)
Cost of sales                                         38,457,000        19,933,000         (1,155,000)(C)       29,953,000
                                                     -----------       -----------       ------------          -----------
Gross profit                                           8,031,000        11,548,000          1,155,000           20,734,000

Selling, general and administrative expenses          10,662,000         5,944,000                              16,606,000
                                                     -----------       -----------       ------------          -----------
(Loss) income from operations                         (2,631,000)        5,604,000          1,155,000            4,128,000

Other income (expense):
  Interest expense                                    (1,195,000)         (338,000)                             (1,533,000)
  Interest and other (expense) income                   (352,000)           41,000            164,000 (D)         (147,000)
  Litigation expenses                                   (208,000)           -                                     (208,000)
                                                     -----------       -----------       ------------          -----------
(Loss) income before (benefit) provision for
  income taxes                                        (4,386,000)        5,307,000          1,319,000            2,240,000

(Benefit) provision for income taxes                     (95,000)        2,145,000           (820,000)(E)        1,230,000
                                                     -----------       -----------       ------------          -----------
Net (loss) income                                    $(4,291,000)      $ 3,162,000       $  2,139,000          $ 1,010,000
                                                     ===========       ===========       ============          ===========

Net (loss) income per common share:
  Primary                                            $      (.65)      $      3.16                             $       .06
                                                     ===========       ===========                             ===========
  Fully diluted                                      $      (.65)      $      3.16                             $       .06
                                                     ===========       ===========                             ===========

Weighted average number of shares outstanding:
                                                                                           (1,000,000)(F)
                                                                                            9,977,810 (F)
  Primary                                              6,631,948         1,000,000            241,886 (F)       16,851,664
                                                     ===========       ===========       ============          ===========
                                                                                           (1,000,000)(F)
                                                                                            9,977,810 (F)
  Fully diluted                                        6,631,948         1,000,000            241,886 (F)       16,851,664
                                                     ===========       ===========       ============          ===========



See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                          COMBINED STATEMENT OF INCOME


                                                                 Historical
                                                      ---------------------------------
                                                         Tristar            Eurostar                              Pro Forma
                                                       Corporation       Perfumes, Inc.                           Combined
                                                          Year                Year                                  Year
                                                          Ended               Ended                                 Ended
                                                        August 31,        September 30,       Pro Forma           August 31,
                                                          1993                1993           Adjustments             1993
                                                      -------------      --------------     -------------       --------------

Net sales                                             $  51,409,000      $ 28,145,000       $ (25,104,000)(B)   $  54,450,000

                                                                                              (25,104,000)(B)
Cost of sales                                            40,367,000        17,688,000           3,349,000 (C)      36,300,000
                                                      -------------      ------------       -------------       -------------
Gross profit                                             11,042,000        10,457,000          (3,349,000)         18,150,000

Selling, general and administrative expenses              8,753,000         3,935,000                              12,688,000
                                                      -------------      ------------       -------------       -------------
(Loss) income from operations                             2,289,000         6,522,000          (3,349,000)          5,462,000

Other income (expense):
  Interest expense                                         (248,000)         (342,000)                               (590,000)
  Interest and other (expense) income                        25,000             8,000                                  33,000
  Litigation expenses                                    (2,758,000)           -                                   (2,758,000)
  Shareholders litigation settlement                     (9,500,000)           -                                   (9,500,000)
                                                      -------------      ------------       -------------       -------------
(Loss) income before (benefit) provision for
  income taxes                                          (10,192,000)        6,188,000          (3,349,000)         (7,353,000)

(Benefit) provision for income taxes                     (2,033,000)        2,349,000          (2,562,000)(E)      (2,246,000)
                                                      -------------      ------------       -------------       -------------
Net (loss) income                                     $  (8,159,000)     $  3,839,000       $    (787,000)      $  (5,107,000)
                                                      =============      ============       =============       =============


Net (loss) income per common share:
  Primary                                             $       (1.23)     $       3.83                           $        (.31)
                                                      =============      ============                           =============
  Fully diluted                                       $       (1.23)     $       3.83                           $        (.31)
                                                      =============      ============                           =============


Weighted average number of shares outstanding:
                                                                                               (1,000,000)(F)
  Primary                                                 6,623,238         1,000,000           9,977,810 (F)      16,601,048
                                                      =============      ============       =============       =============

                                                                                               (1,000,000)(F)
  Fully diluted                                           6,623,238         1,000,000           9,977,810 (F)      16,601,048
                                                      =============      ============       =============       =============



See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                          COMBINED STATEMENT OF INCOME


                                                                Historical
                                                    ----------------------------------
                                                      Tristar              Eurostar                               Pro Forma
                                                    Corporation         Perfumes, Inc.                            Combined
                                                       Year                 Period                                   Year
                                                       Ended                Ended                                   Ended
                                                     August 31,          September 30,      Pro Forma              August 31,
                                                        1992                 1992          Adjustments               1992
                                                    ------------        --------------     -----------           ------------
Net sales                                           $ 47,519,000         $  216,000                              $47,735,000

Cost of sales                                         35,129,000            199,000                               35,328,000
                                                    ------------         ----------        -----------           -----------

Gross profit                                          12,390,000             17,000                               12,407,000

Selling, general and administrative expenses           5,492,000            743,000                                6,235,000
                                                    ------------         ----------        -----------           -----------

Income (loss) from operations                          6,898,000           (726,000)                               6,172,000

Other income (expense):
     Interest expense                                   (236,000)           (38,000)                                (274,000)
     Interest and other income                            36,000                                                      36,000
     Litigation expenses                              (1,650,000)             -                                   (1,650,000)
                                                    ------------         ----------        -----------           -----------

Income (loss) before provision (benefit) for
     income taxes                                      5,048,000           (764,000)                               4,284,000

Provision (benefit) for income taxes                   1,761,000           (265,000)                               1,496,000
                                                    ------------         ----------        -----------           -----------

Net income (loss)                                   $  3,287,000         $ (499,000)                             $ 2,788,000
                                                    ============         ==========        ===========           ===========


Net income (loss) per common share:
     Primary                                        $        .46         $     (.49)                             $       .22
                                                    ============         ==========                              ===========

     Fully diluted                                  $        .46         $     (.49)                             $       .22
                                                    ============         ==========                              ===========


Weighted average number of shares outstanding:
                                                                                           (1,000,000)(F)
     Primary                                           7,072,844          1,000,000         5,820,389 (F)         12,893,233
                                                    ============         ==========        ===========           ===========

                                                                                           (1,000,000)(F)
     Fully diluted                                     7,072,844          1,000,000         5,820,389 (F)         12,893,233
                                                    ============         ==========        ===========           ===========


See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial
Statements.

                               TRISTAR CORPORATION

      Notes to Unaudited Pro Forma Consolidated Combined Financial Statements

The following pro forma adjustments are reflected in the accompanying unaudited pro forma consolidated combined balance sheet and statements of income.

      (A)      To eliminate intercompany balances between Tristar and Eurostar.

      (B)      To eliminate intercompany sales between Tristar and Eurostar.

      (C) To eliminate the impact of intercompany profit in Tristar's ending inventory on items purchased from Eurostar.

      (D) To reflect the write-off of the unamortized portion of the value assigned to the distribution agreement between Tristar and Eurostar in connection with the valuation of warrants issued to the Core Sheth Families and the extension of the expiration date of warrants previously issued to the Core Sheth Families (see
               Note 6 of Notes to Consolidated Financial Statements) and to reflect the resultant reduction in amortization expense. At the Merger date, the unamortized portion of this value will be written off as a charge through the statement of operations. This charge, which should approximate $657,000 if the merger is consummated in August 1995 as currently planned, is not reflected in the accompanying pro forma statements of operations.

      (E) To eliminate Tristar's deferred tax asset valuation and to tax effect the pro forma adjustments at 34%. Based upon the combined Tristar and Eurostar's level of historical taxable income and projections for future taxable income, including the reversal of existing taxable temporary differences, over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

      (F) To reflect the issuance of 9,977,810 shares of Tristar Common Stock in exchange for Eurostar's outstanding shares and to reflect the impact of Tristar's common equivalent shares from dilutive stock options and warrants.

               The pro forma consolidated combined balance sheet does not reflect the possible future accounting impact of the potential reduction in the exercise price of the warrants held by the Core Sheth Families to purchase an aggregate of 2,000,000 shares of Tristar Common Stock as the effect of repricing is currently unknown. A valuation of the repricing provisions will be completed at the date of consummation of the merger utilizing the Black Scholes Method. The value related to the repricing provisions, if any, will be accounted for through a reduction in Retained Earnings in a manner similar to that for a dividend, with a corresponding increase in Additional Paid-In Capital to reflect the corresponding increase in warrant value. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants."

      (G) To reclassify the note receivable from Eurostar related to the May 1995 pencil plant sale to property, plant and equipment.

Substantial charges will be incurred by the combined company in connection with the Merger. The investment banking, legal, accounting, printing, mailing and similar expenses are expected to approximate $1,000,000. Such costs will be reflected in the combined company's fiscal 1995 statement of operations yet are not reflected in the pro forma consolidated combined financial statements except for the approximately $92,000 which has been accrued for as of May 31, 1995.

         (c) Exhibit Index.

         Exhibit 3.1              Certificate of Incorporation, as amended

         Exhibit 10.1 Agreement and Plan of Merger dated as of July 1, 1995, among TRISTAR CORPORATION, Eurostar Perfumes, Inc. and Transvit Manufacturing Corporation

         Exhibit 10.2 Amendment to Common Stock Purchase Warrant dated August 31, 1995, between TRISTAR CORPORATION and Starion International, Ltd.

         Exhibit 10.3 Agreement dated August 31, 1995, among TRISTAR CORPORATION, Eurostar Perfumes, Inc. and Starion International Ltd.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        TRISTAR CORPORATION



                                        By /s/ Loren M. Eltiste
                                           -----------------------------------
                                           Loren M. Eltiste
                                           Vice President, Chief Financial
                                           Officer, Assistant Secretary and
                                           Principal Accounting Officer


DATE:  August 31, 1995

                                 EXHIBIT INDEX



         EXHIBIT NO.              DESCRIPTION
         -----------              -----------

         Exhibit 3.1              Certificate of Incorporation, as amended

         Exhibit 10.1 Agreement and Plan of Merger dated as of July 1, 1995, among TRISTAR CORPORATION, Eurostar Perfumes, Inc. and Transvit Manufacturing Corporation

         Exhibit 10.2 Amendment to Common Stock Purchase Warrant dated August 31, 1995, between TRISTAR CORPORATION and Starion International, Ltd.

         Exhibit 10.3 Agreement dated August 31, 1995, among TRISTAR CORPORATION, Eurostar Perfumes, Inc. and Starion International Ltd.